1997 RESTRICTED STOCK PLAN


      1. Purpose. This 1997 Restricted Stock Plan (the "Plan") is intended to provide incentives: (a) to the officers and directors of NET LNNX, Inc. (the "Company"), its parent (if any) and any present or future subsidiaries of the Company (collectively, "Related Corporations") by providing them with opportunities to purchase stock in the Company pursuant to options ("Non-Qualified Option" or "Non-Qualified Options") granted hereunder which do not qualify as "incentive stock options" ("ISOs") under Section 422(b) of the Internal Revenue Code of 1986 (the "Code"); (b) to directors and officers of the Company and Related Corporations by providing them with awards of stock in the Company ("Awards"); and (c) to directors and officers of the Company and Related Corporations by providing them with opportunities to make direct purchases of stock in the Company ("Purchases"). Non-Qualified Options are referred to hereafter individually as an "Option" and collectively as "Options".
Options, Awards, and authorizations to make Purchases are referred to hereafter collectively as "Stock Rights". As used herein, the terms "parent" and "subsidiary" mean "parent corporation" and "subsidiary corporation" respectively, as those terms are defined in Section 425 of the Code.

      2.    Administration of the Plan.

      A. The Plan shall be administered by either (i) the Board of Directors of the Company (the "Board"); or (ii) a Stock Plan Committee (the "Committee"), appointed by the Board, pursuant to the requirements of paragraph 2.D. herein. Subject to paragraph 2.D. herein and the terms of the Plan, the Committee, if so appointed, shall have the authority to (i) determine (from among the class of individuals and entities eligible under paragraph 3 to receive Non-Qualified Options and Awards and to make Purchases) to whom Non-Qualified Options, Awards and authorizations to make Purchases may be granted; (ii) determine the time or times at which Options or Awards may be granted or Purchases made; (iii) determine the option price of shares subject to each Option, which price shall not be less than the minimum price specified in paragraph 6, and the purchase price of shares subject to each Purchases; (iv) determine (subject to paragraph
          7) the time or times when each Option shall become exercisable and the duration of the exercise period; (v) determine whether restrictions such as repurchase options are to be imposed on shares subject to Options, Awards and Purchases and the nature of such restrictions, if any, and (vi) interpret the Plan and prescribe and rescind rules and regulations relating to it. All references in this Plan to the Committee shall mean the Board if no Committee has been appointed. If the Committee determines to issue a Non-Qualified Option, it shall take whatever actions it deems necessary, under
          Section 422A of the Code and the regulations promulgated thereunder, to ensure that such Option is not treated as an ISO. The interpretation and construction by the Committee of any provisions of the Plan or of any Stock Right granted under it shall be final unless otherwise determined by the Board. The Committee may from time to time adopt such rules and regulations for carrying out the Plan as it may deem best. No member of the Board or the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any Stock Right granted under it.

     B. The Committee may select one of its members as its chairman, and shall hold meetings at such time and places it may determine. Acts by a majority of the Committee, or actions reduced to or approved in writing by a majority of the members of the Committee, shall be the valid acts of the Committee. From time to time the Board may increase the size of the Committee and appoint additional members thereof, remove members (with or without cause) and appoint new members in substitution therefor, fill vacancies however caused, or remove all members of the Committee and thereafter directly administer the Plan.

   C. Stock Rights may be granted to members of the Board in accordance with paragraph 2.D. herein and the provisions of this Plan applicable to other eligible persons. Members of the Board who are either (i) eligible for Stock Rights pursuant to the Plan or (ii) have been granted Stock Rights may vote on any matters affecting the administration of the Plan or the grant of any Stock Rights pursuant to the Plan.

   D. Each transaction, i.e. each grant of Stock Rights to any eligible participant under the Plan who is an officer or director of the Company, (i) shall be approved in advance to the granting of such right, by either the full Board or the Committee of the Board which shall be composed solely of two or more Non-Employee Directors;
          (ii) shall be approved in advance to the granting of such right, or ratified no later than the next annual meeting of shareholders, by the affirmative votes of the holders of a majority of the securities of the issuer present, or represented, and entitled to vote at a meeting duly held in accordance with the applicable laws of the state or other jurisdiction in which the Company is incorporated; or the written consent of the holders of a majority of the securities of the issuer entitled to vote; or (iii) shall be held by the officer or director for a period of six months following the date of such acquisition, provided that with respect to Options, if at least six months elapse from the date of acquisition/grant of the Options to the date of disposition of the Options (other than upon exercise or conversion) or its underlying equity security. A Non-Employee Director is a director who is not, at the time of such grant an officer of the Company or any Related Corporation, or otherwise employed by the Company or any Related Corporation; does not receive compensation, either directly or indirectly, from the Corporation or any Related Corporation, for services rendered as a consultant or in any capacity other than a director, except for an amount that does not exceed the dollar amount for which disclosure is required pursuant to Item 404(a) of Regulation S-K promulgated under the Securities Act of 1933, as amended; does not possess an interest in any other transaction for which disclosure would be required pursuant to Item 404(a) of Regulation S-K; and is not engaged in a business relationship for which disclosure would be required pursuant to Item 404(b) of Regulation S-K.

     3. Eligible Employees and Others. Non-Qualified Options, Awards and authorizations to make Purchases may be granted to any director (whether or not an employee) or officer of the Company or any Related Corporation. The Committee may take into consideration a recipient's individual circumstances in determining whether to grant a Non-Qualified Option or an authorization to make a Purchase. Granting of any Stock Rights to any individual or entity shall neither entitle that individual or entity to, nor disqualify him from, participation in any other grant of Stock Rights.

      4. Stock. The stock subject to Options, Awards and Purchases shall be authorized but unissued shares of Common Stock of the Company, no par value (the "Common Stock"), or shares of Common Stock reacquired by the Company in any manner. The aggregate number of shares which may be issued pursuant to the Plan is 500,000, subject to adjustment as provided in paragraph 13. Any such shares may be issued as Non-Qualified Options or Awards, or to persons or entities making Purchases, so long as the number of shares issued does not exceed such number, as adjusted. If any Option granted under the Plan shall expire or terminate for any reason without having been exercised in full or shall cease for any reason to be exercisable in whole or in part, or if the Company shall reacquire any unvested shares issued pursuant to Awards or Purchases, the unpurchased shares subject to such Options and any unvested shares so reacquired by the Company shall again be available for grants of Stock Rights under the Plan.

      5. Granting of Stock Rights. Stock Rights may be granted under the Plan at any time after January 20, 1997 and prior to January 20, 2006. Any Stock Right issued pursuant to subsection
(iii) of paragraph 2.D. shall be held for the period of time described in that subsection. The date of grant of a Stock Right under the Plan will be the date specified by the Committee at the time it grants the Stock Right; provided, however, that such date shall not be prior to the date on which the Committee acts to approve the grant. Awards and the price of Purchases shall be at fair market value as determined by the Board of Directors.

     6.   Minimum Option Price.

      A. The price per share specified in the agreement relating to each Non-Qualified Option granted under the Plan shall in no event be less than the lesser of (i) the book value per share of Common Stock as of the end of the fiscal year of the Company immediately preceding the date of such grant, or (ii) 50 percent of the fair market value per share of Common Stock on the date of such grant.

      B.  INTENTIONALLY LEFT BLANK.

      C.  INTENTIONALLY LEFT BLANK.

      D. If, at the time an Option is granted under the Plan, the Company's Common Stock is publicly traded, "fair market value" shall be determined as of the last business day for which the prices or quotes discussed in this sentence are available prior to the date such Option is granted and shall mean (i) the average (on that date) of the high and low prices of the Common Stock on the principal national securities exchange on which the Common Stock is traded, if the Common Stock is then traded on a national securities exchange; or (ii) the last reported sale price (on that date) of the Common Stock on the NASDAQ National Market List, if the Common Stock is not then traded on a national securities exchange; or (iii) the closing bid price (or average of bid prices) last quoted (on that date) by an established quotation service for over-the-counter securities, if the Common Stock is not reported on the NASDAQ National Market List.
          However, if the Common Stock is not publicly traded at the time an Option is granted under the Plan, "fair market value" shall be deemed by the Committee after taking into consideration all factors which it deems appropriate, including, without limitation, recent sale and offer prices of the Common Stock in private transactions negotiated at arm's length.

   7. Option Duration.Each Option shall expire on the date specified by the Committee, but not more than five years and one day from the date of grant in the case of Non-Qualified Options.

   8. Exercise of Option. Subject to the provisions of paragraphs 11 and 12, each Option granted under the Plan shall be exercisable as follows:

      A. The Option shall either be fully exercisable on the date of grant or shall become exercisable thereafter in such installments as the Committee may specify.

      B. Once an installment becomes exercisable it shall remain exercisable until expiration or termination of the Option, unless otherwise specified by the Committee.

      C. Each Option or installment may be exercised at any time or from time to time, in whole or in part, for up to the total number of shares with respect to which it is then exercisable.

      D. The Committee shall have the right to accelerate the date of exercise of any installment of any Option.

    E. With respect to any Options granted to any officer or director of the Company pursuant to subsection (iii) of paragraph 2.D. herein, at least six months shall elapse from the date of the acquisition/grant of the Option to the date of disposition of the Option (other than upon exercise or conversion) or its underlying equity security.

      9.  INTENTIONALLY LEFT BLANK.

     10.  INTENTIONALLY LEFT BLANK.

    11. Assignability. All Stock Rights shall be freely transferable subject to the limitations imposed by subsection (iii) of paragraph 2.D. herein, if applicable.

     12. Terms and Conditions of Options. Options shall be evidenced by instruments (which need not be identical) in such forms as the Committee may from time to time approve. Such instruments shall conform to the terms and conditions set forth in paragraphs 6 through 11 hereof and may contain such other provisions as the Committee deems advisable which are not inconsistent with the Plan, including restrictions applicable to shares of Common Stock issuable upon exercise of Options. In granting any Non-Qualified Option, the Committee may specify that such Non-Qualified Option shall be subject to termination and cancellation provisions as the Committee may determine. The Committee may from time to time confer authority and responsibility on one or more of its own members and/or one or more officers of the Company to execute and deliver such instruments. The proper officers of the Company are authorized and directed to take any and all action necessary or advisable from time to time to carry out the terms of such instruments.

    13. Adjustments. Upon the occurrence of any of the following events, an optionee's rights with respect to Options granted to him hereunder shall be adjusted as hereinafter provided, unless otherwise specifically provided in the written agreement between the optionee and the Company relating to such Option:

     A. If the shares of Common Stock shall be subdivided or combined into a greater or small number of shares of it the Company shall issue any shares of Common Stock as a stock dividend on its outstanding Common Stock, the number of shares of Common Stock deliverable upon the exercise of Options shall be appropriately increased or decreased proportionately, and appropriate adjustments shall be made in the purchase price per share to reflect such subdivision, combination or stock dividend.

     B. If the Company is to be consolidated with or acquired by another entity in a merger, sale of all or substantially all of the Company's assets or otherwise (an "Acquisition"), the Committee or the Board of Directors of any entity assuming the obligations of the Company hereunder (the "Successor Board"), shall, as to outstanding Options, either (i) make appropriate provision for the continuation of such Options by substituting on an equitable basis for the shares then subject to such Options the consideration payable with respect to the outstanding shares of Common Stock in connection with the Acquisition; or (ii) upon written notice to the optionees, provided that all Options must be exercised, to the extent then exercisable, within a specified number of days of the date of such notice, at the end of which period the Options shall terminate; or
          (iii) terminate all Options in exchange for a cash payment equal to the excess of the fair market value of the shares subject to such Options (to the extent then exercisable) over the exercise price thereof.

     C. In the event of a recapitalization or reorganization of the Company (other than a transaction described in subparagraph B above) pursuant to which securities of the Company or of another corporation are issued with respect to the outstanding shares of Common Stock, an optionee upon exercising an Option shall be entitled to receive for the purchase price paid upon such exercise the securities he would have received if he had exercised his Option prior to such recapitalization or reorganization.

     D.   INTENTIONALLY LEFT BLANK.

     E. In the event of the proposed dissolution or liquidating of the Company, each Option will terminate immediately prior to the consummation of such proposed action or at such other time and subject to such other conditions as shall be determined by the Committee.

     F. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares subject to Options. No adjustments shall be made for dividends paid in cash or in property other than securities of the Company.

     G. No fractional shares shall be issued under the Plan and the optionee shall receive from the Company cash in lieu of such fractional shares.

    H. Upon the happening of any of the foregoing events described in subparagraphs A, B, and C above, the class and aggregate number of shares set forth in paragraph 6 hereof that are subject to Stock Rights which previously have been or subsequently may be granted under the Plan shall also be appropriately adjusted to reflect the events described in such subparagraphs. The Committee or the Successor Board shall determine the specific adjustments to be made under this paragraph 13 and, subject to paragraph 2, its determination shall be conclusive.

     If any person or entity owning restricted Common Stock obtained by exercise or a Stock Right made hereunder receives shares of securities or cash in connection with a corporate transaction described in subparagraphs A, B, or C above as a result of owning such restricted Common Stock, such shares or securities or cash shall be subject to all of the conditions and restrictions applicable to the restricted Common Stock with respect to which such shares or securities or cash were issued, unless otherwise determined by the Committee or the Successor Board.

      14. Means of Exercising Stock Rights. A Stock Right (or any part or installment thereof) shall be exercised by giving written notice to the Company at its principal office address.
Such notice shall identify the Stock Right being exercised and specify the number of shares to which such Stock Right is being exercised, accompanied by full payment of the purchase price therefor either (a) in United States dollars in cash or by check, or (b) at the discretion of the Committee, through delivery of shares of Common Stock having a fair market value equal as of the date of the exercise to the cash exercise price of the Stock Right, or (c) at the discretion of the Committee, by delivery of the grantee's personal recourse note bearing interest payable not less than annually at no less than 100% of the lowest applicable Federal rate, as defined in Section 1274 (d) of the Code, or (a), (b), and
(c) above. The holder of a Stock Right shall not have the rights of a shareholder with respect to the shares covered by his Stock Right until the date of issuance of a stock certificate to him for such shares. Except as expressly provided above in paragraph 13 with respect to changes in capitalization and stock dividends, no adjustment shall be made for dividends or similar rights for which the record date is before the date such stock certificate is issued.

      15. Term and Amendment of Plan. This Plan was adopted by the Board on January 20, 1997. The Plan shall expire on January 20, 2006 (except as to Options outstanding on that date). The Board may terminate or amend the Plan in any respect at any time, except that (ii) the expiration date of the Plan may not be extended and
(ii) the terms and conditions of any Stock Rights previously granted pursuant to this Plan shall not be altered.

      16.  INTENTIONALLY LEFT BLANK.

      17. Application of Funds. The proceeds received by the Company from the sale of shares pursuant to Options granted and Purchases authorized under the Plan shall be used for general corporate purposes.

      18. Governmental Regulation. The Company's obligation to sell and deliver shares of the Common Stock under this Plan is subject to the approval of any governmental authority required in connection with the authorization, issuance or sale of such shares.

      19. Withholding of Additional Income Taxes. Upon the exercise of a Non-Qualified Option, the grant of an Award, the making of a Purchase of Common Stock for less than its fair market value, the making of a Disqualifying Disposition (as defined in paragraph 20) or the vesting of restricted Common Stock acquired on the exercise of a Stock Right hereunder, the Company, in accordance with Section 3402(a) of the Code, may require the optionee, Award recipient or purchaser to pay additional withholding taxes in respect of the amount that is considered compensation includible in such person's gross income. The Committee in its discretion may condition (i) the exercise of an Option, (ii) the grant of an Award, (iii) the making of a Purchase of Common Stock for less than its fair market value, or (iv) the vesting of restricted Common Stock acquired by exercising a Stock Right on the grantee's payment of such additional withholding taxes.

      20.   INTENTIONALLY LEFT BLANK.

   21. Governing Law: Construction. The validity and construction of the Plan and the instruments evidencing Stock
Rights shall be governed by the laws of the Commonwealth of Pennsylvania. In construing this Plan, the singular shall include the plural and the masculine general shall include the feminine and neuter, unless the context otherwise requires.